Exhibit 99

FOR IMMEDIATE RELEASE

JOSEPH F. MONTALBANO APPOINTED CHIEF OPERATING OFFICER OF

MATRIX SERVICE COMPANY

TULSA, OK – April 28, 2008 — Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, announced today that Joseph F. Montalbano will join the company as vice president and chief operating officer in May 2008. Mr. Montalbano will report to Chief Executive Officer Michael Bradley and will be responsible for providing strategic leadership and management direction for all operating activities of Matrix Service.

Mr. Bradley said, “Joseph Montalbano has extensive engineering and construction experience in the global energy market including the power, petroleum and petrochemical industries. I believe his experience will help Matrix Service capitalize on the excellent opportunities before us, continue to improve our operating results, and achieve our strategic objectives.”

Mr. Montalbano most recently served as senior vice president-senior project director energy sector of Black & Veatch, where he was responsible for all construction projects under his direction since 2002. Prior to working at Black & Veatch from 1972 to 2002, Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector.

“I am excited to be joining Matrix Service and look forward to working with the rest of Matrix Service’s management team and employees as we continue to strive for growth and improved operating results,” Montalbano said.

Mr. Montalbano holds Bachelor of Science in Electrical Engineering and Masters of Science in Electrical Engineering degrees from Polytechnic Institute of Brooklyn. He also earned a Masters in Business Administration from New York Institute of Technology and is registered as a Professional Engineer in multiple states.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com

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